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Exhibit 99.1
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CANARGO ANNOUNCES PROPOSED RIGHTS OFFERING AND
INCREASE IN AUTHORIZED SHARES
April 23, 2008 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE:CNR; AMEX:CNR) announced today that its Board of Directors gave approval to conducting a proposed offering to common stockholders (the “Offering”) of rights to purchase one share of common stock for each share of common stock held of record on a date to be announced later. The proposed subscription price for the Offering will be $0.10 per share. As of April 18, 2008, there were an aggregate of 242,107,390 shares of common stock issued and outstanding. The Offering is contingent, among other things, upon stockholders approving an increase in the number of authorized shares of common stock at the Annual Meeting of Stockholders, currently scheduled for June 26, 2008, securing the consents of the holders of the Company’s outstanding notes, securing a standby underwriting, registration of the Offering under the Securities Act of 1933, as amended (the “Securities Act”) and complying with all other applicable securities laws and stock exchange rules and regulations. The Company also announced that it is currently negotiating with a prospective investor to underwrite the unsubscribed shares at the subscription price.
Vincent McDonnell, Chairman, President and Chief Executive Officer, stated that “the Board of Directors believes that an offering to our stockholders is a method of securing the capital required for the Company’s capital needs to meet its 2008 planned capital expenditures while reducing the risk of potential dilution that our stockholders could suffer if all the required funds were raised directly from third parties.”
The foregoing does not constitute an offer to sell or a solicitation of an offer to purchase any securities by the Company which offer can only be made pursuant to an effective registration statement filed pursuant to the Securities Act and in compliance with all other applicable securities laws and stock exchange rules and regulations.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com